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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.14 to Registration Statement No. 333-101939 of Hartford Life and Annuity Insurance Company Separate Account One, on Form N-4, of our report dated March 28, 2014, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account One as of December 31, 2013, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
August 1, 2014


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CONSENT OF INDEPENDENT AUDITORS'

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 333-101939 of Hartford Life and Annuity Insurance Company Separate Account One, on Form N-4, of our report dated April 25, 2014, (except for Note 14, as to which the date is June 23, 2014) relating to the statutory-basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 (which report expresses an unmodified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
August 1, 2014